Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Mark Monaco

Chief Financial Officer (615) 665-1858, Ext. 115

iPAYMENT REPORTS RESULTS FOR SECOND QUARTER AND
FIRST HALF OF 2011

John Vickers to Join Board of Directors

Announces Planned Relocation of Corporate Headquarters

NASHVILLE, Tennessee – (Aug. 15, 2011) – iPayment, Inc. (“iPayment”or the “Company”) today announced financial results for the three months ended June 30, 2011. Revenues increased to $184.6 million for the second quarter of 2011 from $183.9 million for the second quarter of 2010. Revenues, net of interchange, were $85.3 million for the second quarter of 2011, which were flat compared to the second quarter of 2010. Net loss was $8.7 million for the second quarter of 2011 compared to net income of $8.3 million for the same period last year. The net loss in the second quarter of 2011 was attributable to costs associated with the refinancing and equity redemption completed by the Company during the period (collectively, the “Transaction Costs”), which totaled $18.7 million or $12.4 million after tax. In addition, the Company incurred higher interest and amortization expenses as a result of the refinancing and increased compensation expense. The Company had approximately 133,000 active merchants at June 30, 2011, unchanged from June 30, 2010.

For the six months ended June 30, 2011, revenues increased to $354.2 million from $343.5 million in the first six months of 2010. Revenues, net of interchange, increased 6.6% to $164.2 million in the first half of 2011 compared to the first half of 2010. The Company recorded a net loss of $1.1 million in the first half of 2011, which included the negative after-tax impact from the Transaction Costs of $12.4 million, compared to net income of $10.5 million in the first half of 2010.

The Company filed its Form 10-Q for the three months ended June 30, 2011 with the Securities and Exchange Commission (the “SEC”) today.

iPayment Holdings, Inc. to Expand its Board of Directors

The Company also announced that its direct parent, iPayment Holdings, Inc., will name John A. Vickers to its Board of Directors. Mr. Vickers is currently Chairman and Chief Executive Officer of Tishman Realty Corporation and Tishman Hotel Corporation, having served the Tishman organization for 27 years in positions in increasing responsibility. He is responsible for Tishman’s owned portfolio of hotels and for overseeing all of the firm’s service divisions. Mr. Vickers was also Vice Chairman and Principal of Tishman Construction Corporation prior to its sale to AECOM in July 2010. Mr. Vickers’ appointment to the Board will be effective September 1, 2011.

- MORE -

iPayment Reports Results for Second Quarter and First Half of 2011

August 15, 2011

Carl Grimstad, Chairman and Chief Executive Officer of iPayment, remarked, “We are pleased to announce the addition of John Vickers to our Board of Directors. John has distinguished himself through his extensive record of success at Tishman, and he brings over 25 years of business experience in the hospitality and real estate industries to iPayment. We are confident of John’s ability to contribute to the long-term growth of iPayment, and we look forward to working with him. His selection is consistent with our previously announced intention to expand the number of our independent directors, as well as our commitment to strong corporate governance.”

Corporate Headquarters to Relocate to New York in January 2012

iPayment also announced that it plans to relocate its headquarters to New York City at the start of 2012. Mark Monaco, the Company’s Chief Financial Officer said, “Our decision to relocate to New York was primarily driven by the opportunity for us to be very close to a large portion of our sales organizations, a significant number of our investors and other key constituents. We expect this process, which is already underway, to be fully complete by January 2012.”

Afshin Yazdian, iPayment’s Executive Vice President and General Counsel and Secretary, has announced that he will leave the Company at the end of 2011, concurrent with the relocation of the corporate headquarters. Mr. Monaco remarked, “Afshin Yazdian has served iPayment with distinction as EVP and General Counsel since the Company’s founding over 11 years ago. During this time, Afshin has played an important role in the Company’s growth and expansion. All of us at iPayment appreciate the significant contribution he has made to our Company’s success. We wish him well in his future endeavors.” Mr. Yazdian resigned as an officer of the Company and its affiliates effective August 12, 2011 but will continue as an employee of the Company through the end of the year and assist with the relocation and the transitioning of his responsibilities to other executives. With the exception of Mr. Yazdian, all senior executives of the Company currently based in Nashville intend to relocate to New York.

Conference Call

Management will hold a conference call Tuesday, August 16, 2011 at 10:00 a.m. (Eastern Time) to discuss its 2011 second quarter results. Participants should dial 913-312-0399 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 12:00 p.m. (Eastern Time) on August 16, 2011 and continue through August 24, 2011. You can access the replay by dialing 719-457-0820 and entering Confirmation Code 2614480.

The live broadcast of iPayment’s quarterly conference call will be available online at www.ipaymentinc.com or http://www.videonewswire.com/event.asp?id=81167 on Tuesday, August 16, 2011 beginning at 10:00 a.m. (Eastern Time). The online replay will be available at approximately 12:00 p.m. (Eastern Time) on August 16, 2011 and continue to be available for one week.

- MORE -

iPayment Reports Results for Second Quarter and First Half of 2011

August 15, 2011

Information in this press release may contain “forward-looking statements” about iPayment, Inc. These statements involve risks and uncertainties and are not guarantees of future results, performance or achievements, and actual results, performance or achievements could differ materially from the Company’s current expectations as a result of numerous factors, including but not limited to the following: acquisitions; liability for merchant chargebacks; restrictive covenants governing the Company’s indebtedness; actions taken by its bank sponsors; migration of merchant portfolios to new bank sponsors; the Company’s reliance on card payment processors and on independent sales organizations; changes in interchange fees; risks associated with the unauthorized disclosure of data; imposition of taxes on Internet transactions; actions by the Company’s competitors; and risks related to the integration of companies and merchant portfolios the Company has acquired or may acquire. These and other risks are more fully disclosed in the Company’s filings with the SEC, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and its Quarterly Reports on Form 10-Q for the three months ended March 31, 2011 and June 30, 2011. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

iPayment, Inc. is a leading provider of credit and debit card payment processing services to small merchants across the United States. iPayment’s payment processing services enable merchants to accept credit cards from VISA, MasterCard, American Express, Discover and Diners Club, as well other forms of electronic payments, including debit cards, checks, gift cards and loyalty programs. iPayment, Inc. currently provides services to approximately 180,000 small businesses with open merchant accounts throughout the United States.

- END -